Exhibit 5.1

Maslon LLP

Office Dial: 612.672.8200

www.maslon.com

February 4, 2022

Creative Realties, Inc.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with registration on the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-________) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), of the resale by the selling securityholders named therein (the “Selling Securityholders”) of an aggregate of 14,333,010 shares of the Company’s common stock, $0.01 par value, including (i) 1,315,000 shares of Common Stock issued to the Selling Securityholders (the “Shares”), and (ii) up to 13,018,010 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants (the “Warrants”) held by the Selling Securityholders.

In connection with this opinion, we have examined and relied upon the Registration Statement, including prospectus therein and the exhibits thereto, the Articles of Incorporation and Bylaws of the Company, each as amended to date, the Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinions set forth herein. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, (i) the Shares are validly issued, fully paid and nonassessable, (ii) the Warrant Shares have been duly authorized, and (iii) the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants upon the satisfaction of conditions set forth therein, will be validly issued, fully paid and nonassessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

We express no opinion herein as to the laws of any state or jurisdiction other than the Minnesota Business Corporation Act (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon only by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement, and to the reference to our firm in the prospectus therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MASLON LLP